Exhibit 10.36

SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (this “Agreement”) is entered into as of August 25, 2015 (the “Effective Date”), by and between LD Investment Holdings, Inc., a Delaware corporation (“LD Investment”), Trilogy Mortgage Holdings, Inc., a California corporation (“Trilogy”), and loanDepot.com, LLC, a Delaware limited liability company (“loanDepot” or the “Company”, and collectively with LD Investment and Trilogy, the “LD Entities”), on the one hand, and (a) Dean Bloxom (“Bloxom”), (b) Jay Johnson (“Johnson”), (c) Dena Yocom, John S. Christiansen, Ralph Mozilo, Kathy Wade, Garth Wieger, Parker Living Trust Dated April 23, 2002, and Habanero Ventures and Investment Company, LLC (the persons in this clause (c) together with Bloxom and Johnson, the “Original iMortgage Stockholders”), (d) 4 GUYS, LLC, JACO INVESTMENTS LLC and CABOOSE4112, LLC (the persons in this clause (d) collectively, the “Controlled Affiliates” and together with the Original iMortgage Stockholders, collectively, the “iMortgage Stockholders”), and (e) Dean Bloxom as both the iMortgage Representative (as defined in the Fifth Restated Agreement) and the Stockholder Representative (as defined in the Purchase Agreement (as defined below)) (Dean Bloxom in such capacities, the “Class I Representative”), on the other hand. Each of the LD Entities and the iMortgage Stockholders are sometimes referred to herein collectively as the “Parties” and individually as a “Party.” References to iMortgage Stockholders shall mean in both their capacity as former shareholders of iMortgage and as holders of Class I Common Units.

RECITALS

WHEREAS, loanDepot, the iMortgage Stockholders and iMortgage entered into that certain Asset Purchase Agreement, dated August 19, 2013 (the “Purchase Agreement”), pursuant to which loanDepot acquired certain assets of iMortgage as more fully set forth in the Purchase Agreement (the “Acquisition”).

WHEREAS, concurrently with and in connection with the Acquisition, the Parties entered into that certain Third Amended and Restated Limited Liability Company Agreement of loanDepot dated as of August 19, 2013. The Third Amended and Restated Limited Liability Company Agreement was amended and restated by the Fourth Amended and Restated Limited Liability Agreement on December 31, 2013 (the “Fourth Restated Agreement”), and the Fourth Restated Agreement has been amended and restated, so that the Fifth Amended and Restated Limited Liability Company Agreement of loanDepot, dated as of March 31, 2015 (the “Fifth Restated Agreement”), is the current operating agreement for loanDepot as of the Effective Date.

WHEREAS, an indirect parent entity of loanDepot is preparing to consummate an IPO.

WHEREAS, certain disputes (collectively, the “Disputed Matters”) have arisen among the LD Entities, on the one hand, and the iMortgage Stockholders, on the other hand, with respect to (a) the Parties’ rights and obligations under the Fifth Restated Agreement and Purchase Agreement relating to the Class I Common Units (including with respect to payment of required distributions, the calculations thereof, the calculations of iMortgage Division Economic Balance and the components thereof, and the operation of the iMortgage Division); (b) the negotiation and documentation of the Third Restated Agreement, Fourth Restated Agreement, Fifth Restated Agreement and Purchase Agreement, and alleged representations made in connection therewith; and (c) the rights and obligations of the iMortgage Stockholders in connection with any Public Offering, Sale of the Company or the proposed IPO.

WHEREAS, in connection with the Disputed Matters, (i) loanDepot filed the following declaratory relief action: loanDepot.com, LLC v. Dean Bloxom, L.A. Sup. Ct. Case No. BC 582975, filed on or about May 26, 2015 (the “State Court Action”), and (ii) LD Investment and Trilogy filed the following declaratory relief action: LD Investment Holdings, Inc., et al. v. Dean Bloxom, Case No. C.D. Cal. 2:15-cv-4138, filed on or about June 2, 2015 (the “Federal Court Action” and together with the State Court Action, the “Court Actions”).

WHEREAS, subject to the terms hereof, the Parties wish to hereby resolve and settle fully and finally any and all disputes, actual or potential, and discharge any and all obligations of the Parties to each other that relate to the Disputed Matters.

WHEREAS, subject to the terms hereof and the Sixth Restated Agreement (as defined below), the Company has agreed to pay to the iMortgage Stockholders: (a) the sum of $6,500,000, as set forth in Section 3 hereof; and (b) the sum of $83,500,000, plus dividends in certain circumstances on the foregoing sum, on the terms set forth in the Sixth Restated Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and releases set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged by each of the Parties, the Parties hereby agree as follows:

1. Definitions.

(a) As used in this Agreement, the following terms shall have the meanings indicated:

(i) “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in California are permitted or required to be closed.

(ii) “IPO” means an initial Public Offering that is consummated after the Effective Date, which for purposes of this Agreement only, shall be deemed to include the transaction or series of related transactions in which a parent or indirect parent entity of the Company is preparing to consummate an initial Public Offering (or a transaction or series of transactions substantially similar thereto) that is consummated after the Effective Date

(b) Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Sixth Restated Agreement (as defined below).

2. Amended and Restated LLC Agreements. Effective as of the date hereof, the Parties hereby enter into the Sixth Amended and Restated Limited Liability Company Agreement as set forth on Exhibit A (the “Sixth Restated Agreement”). The Parties agree to comply with the terms of the Restructuring as described in the Sixth Restated Agreement.

3. Class I Common Unit Related Payments. loanDepot shall pay to the holders of Class I Common Units (as a class and not as individual Unitholders) the following amounts (each amount in (i)-(v) below, a “Class I Payment” and collectively, the “Class I Payments”), payable in accordance with this Section 3:

(i) $4,500,000, payable within one business day of the date hereof;

(ii) $500,000, payable on or before September 15, 2015;

(iii) $500,000, payable on or before October 15, 2015;

(iv) $500,000, payable on or before November 15, 2015; and

(v) $500,000, payable on or before December 15, 2015.

All Class I Payments shall be payable by loanDepot without any defense, setoff or counterclaim of any kind or nature whatsoever.

If loanDepot fails to make any Class I Payment when due, the Class I Representative shall, at his discretion, be entitled to declare such Class I Payment immediately due and payable and, upon such declaration, such Class I Payment shall, in fact, immediately become due and payable, without any further demand or notice of any kind, all of which are expressly waived by loanDepot. loanDepot shall be responsible for all costs and expenses borne by the Class I Representative in collecting any Class I Payments that are not paid following any applicable cure period, including attorneys’ fees and costs of litigation.

4. Class I Common Unit Dividend Payments. loanDepot will distribute any accrued Class I Dividend Amount to the Class I Unitholder Account (as defined below) for any quarter, in arrears, without defense, setoff or counterclaim, as follows:

(a) If loanDepot has consummated an IPO on or before March 31, 2016, then the Class I Dividend Amount will begin accruing on April 1, 2016, with the first Class I Dividend Amount payment due on July 15, 2016, and subsequent Class I Dividend Amount payments due on each following October 15, January 15, April 15 and July 15 for the preceding calendar quarter until the Class I Unpaid Hurdle has been paid in full.

(b) If loanDepot has not consummated an IPO on or before March 31, 2016, then the Class I Dividend Amount will begin accruing on January 1, 2016, with the first Class I Dividend Amount payment due on April 15, 2016, and subsequent Class I Dividend Amount payments due on each following July 15, October 15, January 15 and April 15 for the preceding calendar quarter until the Class I Unpaid Hurdle has been paid in full.

(c) The Class I Dividend Amount shall be zero (0) if a Sale of the Company or Sale of the Division is consummated prior to April 1, 2016 and the Company distributes to the Class I Unitholders the Class I Hurdle in full prior to April 1, 2016.

(d) If loanDepot fails to distribute when due any payment of the Class I Dividend Amount required by Section 4(a) above, then loanDepot shall be in breach of this

Agreement, but shall have ninety (90) days to cure such breach. If loanDepot fails to distribute when due the first payment of the Class I Dividend Amount required by Section 4(b) above, then loanDepot shall be in breach of this Agreement, but shall have one hundred eighty (180) days to cure such breach and shall have ninety (90) days to cure any subsequent breach.

(e) If the Company fails to distribute any Class I Dividend Amount within the applicable cure period then: (i) Sections 6.6 and 6.8 of the Sixth Restated Agreement applicable to Dean Bloxom, Jay Johnson and Dena Yocom will terminate, (ii) Section 8.3 of the Purchase Agreement as applicable to Dean Bloxom, Jay Johnson and Dena Yocom will terminate, (iii) if the employment of any of Dean Bloxom, Jay Johnson or Dena Yocom terminates, then Article IV of such person’s Employment Agreement will terminate and be of no further force or effect following such termination; and (iv) the iMortgage Stockholders may immediately pursue a claim against loanDepot or its Affiliates for the unpaid Class I Dividend Amount.

(f) Without limiting Section 4(e) above, if on any date on which a Class I Dividend Amount is due the Company has cash available to distribute such Class I Dividend Amount but fails to distribute such Class I Dividend Amount within the applicable cure period, then (each of the following payments, an “Accelerated Hurdle Payment”):

(i) The lesser of $20,000,000 and 25% of the Class I Unpaid Hurdle shall become due and payable on or before June 30, 2016;

(ii) The lesser of $20,000,000 and 25% of the Class I Unpaid Hurdle shall become due and payable on or before December 31, 2016;

(iii) The lesser of $20,000,000 and 25% of the Class I Unpaid Hurdle shall become due and payable on or before June 30, 2017; and

(iv) the remainder of the Class I Unpaid Hurdle shall become due and payable on or before December 31, 2017.

For the avoidance of doubt, the Company will be deemed to not have cash available to distribute such Class I Dividend Amount (and no Accelerated Hurdle Payment will be due) if, before or after taking the Distribution into account:

(A) payment of such Class I Dividend Amount would cause the Company to violate or breach any term or provision of any (I) material agreement or contract to which the Company is subject or its assets are bound or (II) financial covenant to which the Company is subject or by which its assets are bound;

(B) payment of such Class I Dividend Amount would cause the Company to fail to meet 120% of any financial covenant to which the Company is subject or by which its assets are bound, with such calculation being made (I) as of the end of the most recently ended calendar quarter and (II) as of the end of the then current calendar quarter based on estimated financial results for such quarter; or

(C) applicable law or any third party or Governmental Entity prevents or penalizes or threatens to prevent or penalize the Company from making such payment of such Class I Dividend Amount.

(g) If loanDepot determines that it does not have cash available to distribute a Class I Dividend Amount on the date that such Class I Dividend Amount is due, then loanDepot must notify the Class I Representative of the reason why such Class I Dividend Payment cannot be made along with materials that support such determination in sufficient detail to allow the Class I Representative to evaluate loanDepot’s position. The Class I Representative shall accept or reject the foregoing determination by written notice along with materials that support the Class I Representative’s determination within twenty (20) days of receipt of loanDepot’s determination and supporting materials. If the Class I Representative rejects loanDepot’s determination, then the Class I Representative and loanDepot will submit to a binding, mandatory arbitration hearing to be conducted within forty (40) days following the Class I Representative’s filing and service of the demand for arbitration. All arbitrated disputes, controversies and claims between the parties arising under or in connection with this Section 4 will be resolved by binding arbitration, to be administered in Orange County, California by the Judicial Arbitration and Mediation Service (“JAMS”) in accordance with the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”) as the Rules exist on the Effective Date, including Rules 16.1 and 16.2 of the Rules. However, in order to meet the expedited hearing deadline above, at least fifteen (15) days prior to the hearing, loanDepot and the Class I Representative shall each produce documents requested in writing by the other party, which requests shall be served by e-mail at least ten (10) days prior to the production. Each party will be limited to one (1) deposition and thirty-five (35) document requests, which deposition shall occur no less than ten (10) days prior to the hearing. There shall be no written interrogatories. The arbitrator shall be bound to apply the applicable substantive law set forth herein to each dispute. The arbitrator is not empowered to alter, amend, modify or change any of the terms of this Agreement. The arbitrator’s sole decision after the hearing referenced above in this Section, which will be binding upon the parties, will be whether, on any date on which a Class I Dividend Amount is due, the Company had cash available to distribute such Class I Dividend Amount according to the terms of this Agreement. The successful party shall recover its costs and reasonable attorney’s fees from the unsuccessful party; provided, that the cost of arbitration shall initially be split between the Class I Representative and loanDepot.

(h) Notwithstanding anything to the contrary in this Agreement, the failure by loanDepot to distribute or pay any amount or amounts due under the terms of this Agreement will not cause this Agreement to terminate or allow any party to rescind this Agreement, but the iMortgage Stockholders shall otherwise be entitled to pursue any and all remedies whether at law or at equity in respect of any amount that is due hereunder past any applicable cure periods.

(i) The payments under Section 3 shall reduce the Class I Payments Balance and the Class I Unpaid Hurdle in accordance with their definitions. The payments of the Class I Dividend Amounts shall be deemed Distributions under Section 4.1(b)(i)(A) or Section 4.1(b)(ii)(A) of the Sixth Restated Agreement (and any future restatements thereof) as applicable but shall not reduce the Class I Payments Balance or the Class I Unpaid Hurdle. The payments of each Accelerated Hurdle Payment shall be deemed Distributions under Section 4.1(b)(i)(B) or Section 4.1(b)(ii)(B) of the Sixth Restated Agreement (and any future restatements thereof) as applicable. The Parties agree that loanDepot shall deliver the Class I Payments, Class I Dividend Amounts and Accelerated Hurdle Payments to the account set forth below (the “Class I Unitholder Account”). Following any payment by loanDepot of all or a portion of (i) the Class I Payments in accordance with Section 3 or (ii) Class I Dividend Amounts or Accelerated Hurdle Payments in accordance with Section 4 (and regardless of when such payment in (i) or (ii) is made), each such payment (or portion thereof) shall be distributed on a pro rata basis among the holders of Class I Common Units, and the Class I Representative hereby covenants and agrees to distribute the applicable pro rata portion of each such payment to the applicable holders of Class I Common Units. The Parties further acknowledge and agree that none of the LD Entities shall have any liability whatsoever as to any such further distribution of the any such payment or pro rata portions thereof to the holders of Class I Common Units pursuant to the preceding sentence. Each of the iMortgage Stockholders hereby affirms, for all purposes hereunder, the following account as the Class I Unitholder Account:

Bank:	Alliance Bank of Arizona
7373 N. Scottsdale Road, Suite A-195
Scottsdale, Arizona 85253

ABA Routing #:	122105980
Account#:	8011085449
Account Name:	Dean Bloxom/Jay D. Johnson

5. Covenant to Cooperate. Each of the iMortgage Stockholders hereby agrees to cooperate in all reasonable respects as requested by any of the LD Entities regarding an IPO and any other Public Offering, including, without limitation, providing any necessary or appropriate consents or votes in favor any of the foregoing, taking all reasonable actions and executing such agreements or other documents as reasonably requested or required in order to timely effectuate any of the foregoing transactions, and not taking any action (or failing to take any action) which would, or would reasonably be expected to, reject, impair, delay, impede, block or otherwise prevent or obstruct any of the foregoing transactions.

6. Representations and Warranties. Each Party represents and warrants to the others as follows: (a) such Party is a proper party to this Agreement; (b) such Party has the full right, power, and authority to enter into this Agreement, to settle and compromise the Disputed Matters in accordance with the terms hereof, to execute this Agreement, and to fully perform all of such Party’s obligations, responsibilities, and duties under this Agreement; (c) this Agreement constitutes a valid and binding agreement that is enforceable against such Party in accordance with its terms; and (d) such Party has not assigned to any third party any of its claims, demands, obligations or causes of action that are or could be the subject of the Agreement, or that are released, waived or discharged under this Agreement.

7. Mutual Releases.

(a) In consideration of the complete execution and delivery of this Agreement, and other good and valuable consideration, each of the LD Entities for itself and its respective current and former principals, officers, directors, partners, members, employees, shareholders, managers, subsidiaries, Affiliates, representatives, agents, predecessors, successors, assigns, (collectively, the “loanDepot Releasing Parties”), hereby release, acquit, and forever discharge iMortgage and the iMortgage Stockholders, together with any and all of their respective former, current, and future parents, Affiliates, subsidiaries, directors, officers, partners, members, employees, shareholders, managers, attorneys, accountants, insurers, heirs, agents, representatives, executors, administrators, predecessors, successors and assigns, and any Affiliate of any of them (collectively, the “iMortgage Released Parties”), from and against any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, appeals and rights of appeal, debts, dues, sums of money, costs, losses, accounts, reckonings, covenants, contracts, controversies, agreements, promises, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs) of every kind, nature, and description whatsoever, existing or contingent, ascertained or unascertained, accrued or not accrued, asserted or unasserted, suspected or unsuspected, known or unknown, whether sounding in tort or in contract, in law, equity or mixed, anywhere throughout the world, which the loanDepot Releasing Parties had, have, or may hereafter have, or claim to have, against the iMortgage Released Parties as of the Effective Date. Notwithstanding anything to the contrary herein, no rights to indemnification of the loanDepot Releasing Parties (if any) under the Purchase Agreement are released under this Agreement.

(b) In consideration of the complete execution and delivery of this Agreement and other good and valuable consideration, each of the iMortgage Stockholders for themselves and their respective current and former principals, officers, directors, partners, members, employees, shareholders, managers, subsidiaries, Affiliates, representatives, agents, heirs, executors, administrators, predecessors, successors, assigns (collectively, the “iMortgage Releasing Parties”), hereby releases, acquits, and forever discharges each of the LD Entities, together with and any and all of their respective former, current, and future parents, Affiliates, subsidiaries, directors, officers, partners, members, employees, shareholders, managers, attorneys, accountants, insurers, heirs, agents, representatives, executors, administrators, predecessors, successors, and assigns, and any Affiliate of any of them (collectively, the “loanDepot Released Parties”), from and against any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, appeals and rights of appeal, debts, dues, sums of money, costs, losses, accounts, reckonings, covenants, contracts, controversies, agreements, promises, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs) of every kind, nature and description whatsoever, existing or contingent, ascertained or unascertained, accrued or not accrued, asserted or unasserted, suspected or unsuspected, known or unknown, whether sounding in tort or in contract, in law, equity or mixed, anywhere throughout the world, which the iMortgage Releasing Parties had, have, or may hereafter have against the loanDepot Released Parties as of the Effective Date.

(c) For the avoidance of doubt, nothing in this Agreement shall release, acquit, or discharge any claims, rights, or obligations held by any Party arising from this Agreement after the Effective Date.

(d) Each Party acknowledges and agrees that, except as otherwise provided in this Agreement, the releases in this Agreement shall apply to, release, and include any and all claims, demands, actions and causes of action any of them may have against the other, regardless of whether such claims are known, unknown or hereafter discovered or ascertained, arising from or relating to the Disputed Matters, and that the provisions of Section 1542 of the California Civil Code are hereby expressly waived. Section 1542 provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The discovery by any Party, subsequent to the execution of this Agreement, of any facts not heretofore known to that Party, or facts or law upon which such Party relied on in executing this Agreement, were not as that Party believed them to be in executing this Agreement, shall not constitute grounds for declaring this Agreement void, avoidable, or otherwise unenforceable.

8. Confidentiality. Each Party agrees to keep the terms of this Agreement, and any fact or circumstance surrounding their settlement strictly private and confidential. Each Party shall not disclose any terms or information concerning those agreements, facts, and circumstances to any third party, except to the extent required by applicable law, rule, regulation, court order, or governmental order, except as stated below. Nothing in this Section 9 shall preclude a Party from disclosing the terms of this Agreement to their respective attorneys, accountants, auditors, or other persons necessary to effectuate this Agreement.

9. Representation of Understanding of Agreement. The Parties acknowledge that they have been provided adequate opportunity to have counsel of their own choosing review this Agreement, and that they are entering into this Agreement voluntarily, with a full understanding of its terms. The Parties also acknowledge and agree that this Agreement constitutes the entire agreement of the Parties with respect to the Disputed Matters, and this Agreement supersedes any and all prior or contemporaneous agreements, promises, representations, negotiations, statements or understanding of the Parties that are not explicitly included herein. The terms of this Agreement may not be altered or amended, in whole or in part, except in a writing manually signed in ink by all Parties.

10. Notice of Breach. Except as otherwise set forth herein, no Party shall be deemed to be in breach of this Agreement unless the allegedly breaching Party fails to cure such breach within ten (10) days after the receipt of a written notice from the accusing Party that specifies the nature of the alleged breach. If the alleged breach is not cured within the permitted period, then the accusing Party shall have the right to pursue all of its rights and remedies, at law or in equity, without further written notice. Any notice shall be in writing addressed to the respective Party as set forth below and shall be transmitted both via e-mail and either (i) personally served or (ii) sent by overnight courier, and shall be deemed given: (a) in the case of personal service, when served; or (b) in the case of overnight courier, on the first Business Day after delivery to the courier (in each case with reliable proof of delivery).

If to the LD Entities:

c/o loanDepot.com, LLC

26642 Towne Centre Drive

Foothill Ranch, CA 92610

Attention: Anthony Hsieh

Fax: (949) 743-8326

Email: ahsieh@loandepot.com

If to the iMortgage Stockholders:

c/o Dean Bloxom, as Class I Representative

4800 N. Scottsdale Rd., Suite 3800

Scottsdale, AZ 85251

Attention: Dean Bloxom, Class I Representative

Email: Dean.Bloxom@imortgage.com

11. No Admission. This Agreement is a resolution of disputed claims and does not constitute an admission of fault or liability by any Party. No statements made or actions taken by any Party shall be considered an admission of fault by any Party.

12. Expenses. Each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement.

13. Assignments, Successors and No Third Party Rights. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties any legal or equitable right, remedy or claim under or with respect to any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this paragraph.

14. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court of competent jurisdiction and authority rules that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited by the court.

15. Construction. The Parties’ respective counsel have reviewed the language of this Agreement and such language shall be construed as a whole according to its fair and reasonable meaning. No Party shall hereafter contend that any provision of this Agreement should be construed or interpreted against the other Party on the basis that such other Party drafted the disputed provision.

16. Governing Law; Disputes. The Parties acknowledge and agree that this Agreement, the interpretation thereof, and all actions and proceedings hereunder, shall be governed by the laws of the State of California, without regard to principles of choice of law. All disputes between one or more of the LD Entities, on the one hand, and one or more of the iMortgage Stockholders, on the other hand, related to, arising out of or in connection with this Agreement, the Fifth Restated Agreement, the Sixth Restated Agreement, or the Seventh Restated Agreement (notwithstanding the dispute provisions in the foregoing limited liability company agreements) shall be heard and resolved exclusively in the federal or state courts located in Los Angeles, California, and each party hereto waives any defense or objection to such jurisdiction and venue, including any defense based on lack of jurisdiction or inconvenient forum.

17. Attorneys’ Fees and Costs. In addition to the rights of the Class I Representative under Section 5, in the event any action is brought by any Party to enforce the material terms of this Agreement, the prevailing Party shall be entitled to payment of its reasonable and necessary attorneys’ fees, disbursements and costs, as determined by a court of competent jurisdiction and authority.

18. Counterparts. This Agreement may be signed in separate counterparts, all of which taken together shall constitute the agreement of the Parties, and facsimile or PDF signatures shall have the same effect as an original signature.

19. Non-Waiver. The Parties agree that the failure of any Party to enforce or exercise any right, condition, term, or provision of this Agreement shall not be construed as or deemed a relinquishment or waiver thereof, and the same shall continue in full force and effect.

20. Cumulative Rights. All remedies, rights, undertakings and obligations contained in this Agreement are cumulative, and none of them are in limitation of any other remedy, right, undertaking or obligation of either Party.

21. Captions. The headings used in this Agreement are intended only as a matter of convenience and of reference, and in no way define, limit, or describe the scope of this Agreement or the intent of any provisions hereof.

22. Inconsistencies. In the event of any inconsistency between the terms of this Agreement and the Sixth Restated Agreement, this Agreement shall control.

23. No Rescission. No party shall be entitled to rescind the transactions contemplated hereby by virtue of any breach herein.

24. No Current Sale Discussions or Negotiations. The Company represents and warrants that, other than in connection with a contemplated IPO, as of the Effective Date, (a) the Company has not entered into any letter of intent or similar agreement to consummate a Sale of the Company or Sale of the Division and (b) the Company has not in the past 90 days entered into any confidentiality agreement or nondisclosure agreement in connection with a contemplated Sale of the Company or Sale of the Division.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

LOANDEPOT:

LOANDEPOT.COM, LLC

By:
Name:	Anthony Hsieh
Title:	President

LD INVESTMENT:

LD INVESTMENT HOLDINGS, INC.

By:
Name:
Title:

TRILOGY:

TRILOGY MORTGAGE HOLDINGS, INC.

By:
Name:
Title:

IMORTGAGE STOCKHOLDERS:

DEAN BLOXOM

JAY JOHNSON

DENA YOCOM

JOHN S. CHRISTIANSEN

RALPH MOZILO

KATHY WADE

GARTH WIEGER

PARKER LIVING TRUST DATED
APRIL 23, 2002

By:
Name:
Title:

HABANERO VENTURES AND INVESTMENT COMPANY, LLC

By:
Name:
Title:

4 GUYS, LLC

By:
Name:
Title:

JACO INVESTMENTS LLC

By:
Name:
Title:

CABOOSE4112, LLC

By:
Name:
Title: